Exhibit 99.1

Press Release

Consumer Direct of America Announces sub Merger with Paragon Financial Corporation

PONTE VEDRA BEACH, Fla., February 14 -- Consumer Direct of America (OTCBB: CSUA), a consolidator in the highly fragmented financial services marketplace, announced today that it has reached an agreement to merge Shearson Home Loans, Inc., a wholly owned subsidiary of Consumer Direct of America, Inc. with Paragon Financial Corporation( OTCBB:PGNF). Under the agreement, Paragon would issue four shares to Consumer Direct of America for each Paragon share outstanding. The value of the transaction was placed at $ 16 million.

Shearson Home Loans, Inc. is a high-growth provider of residential mortgage loans that employs over 300 people, 250 of whom are mortgage broker professionals who had closed-loan volume of $1.1 billion from over 6,435 loan transactions in 2004. Shearson operates a total of 37 branch offices located in 30 states. The company is a consolidator of independent mortgage brokerages and has grown rapidly during the last three years through acquisition and consolidation.

"We view Shearson as the ideal partner in our quest to consolidate the mortgage brokerage industry," said Scott Vining, chief financial officer of Paragon. . "Once this transaction is complete, we will be favorably positioned to provide a solid operating platform that will appeal to potential acquisition candidates. Not only do we share the same vision for growth through acquisition, but our management teams and geographic locations perfectly complement each other," he added.

About Consumer Direct of America
Consumer Direct of America is a holding company specializing in the financing and incubation of companies in the financial services area. Consumer Direct has made acquisitions in the mortgage, real estate and telemarketing businesses.

About Paragon Financial Corporation
Paragon Financial Corporation (www.pgnf.com) is a financial services business focused on the acquisition of companies that originate mortgages loans or provide other financial services.

SEC Filings and Forward-Looking Statements
Certain information contained in this announcement are "forward-looking statements." Paragon cautions readers that certain important factors may affect actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this announcement or which are otherwise made by or on behalf of Paragon. The forward looking statements are identified through use of the words "potential," "anticipate," "expect," "planned" and other words of similar meaning. These forward-looking statements may be affected by the risks and uncertainties inherent in the mortgage industry and in the Company's business. The Company cautions readers that certain important factors may have affected and could in the future affect the Company's beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Factors which may affect results include, but are not limited to, the ability to raise capital necessary to sustain operations and implement the business plan, the ability to obtain additional regulatory permits and approvals to operate in the financial services area, the ability to identify and complete acquisitions and successfully integrate acquired businesses, if any, the ability to implement the company's business plan, changes in the real estate market, interest rates or the general economy of the markets in which the company operates. Additional information regarding Paragon is contained in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.